Exhibit 1.1

BLOCK FINANCIAL LLC

(a Delaware limited liability company)

$500,000,000

5.50% Notes due 2022

UNDERWRITING AGREEMENT

Dated: October 22, 2012

BLOCK FINANCIAL LLC

(a Delaware limited liability company)

UNDERWRITING AGREEMENT

October 22, 2012

J.P. Morgan Securities LLC

383 Madison Avenue

New York, New York 10179

As Representative of the several

Underwriters listed in Schedule A hereto

Ladies and Gentlemen:

Block Financial LLC, a Delaware limited liability company (the “Company”), confirms its agreement with the several Underwriters named in Schedule A hereto (collectively, the “Underwriters,” which term shall also include any underwriter substituted as hereinafter provided in Section 10 hereof), for whom you are acting as Representative (the “Representative”), with respect to the issue and sale by the Company and the purchase by the Underwriters, acting severally and not jointly, of the respective principal amounts set forth in said Schedule A of $500,000,000 aggregate principal amount of the Company’s Notes due 2022 (the “Securities”). The Securities are to be issued pursuant to an indenture (the “Indenture”) dated October 20, 1997, among H&R Block, Inc., a Missouri corporation (the “Parent Guarantor”), the Company and Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company), as trustee, as supplemented by the First Supplemental Indenture, dated April 18, 2000, among the Company, the Parent Guarantor, Bankers Trust Company and The Bank of New York, as separate trustee (as may be further supplemented, amended or modified). The term “Indenture,” as used herein, includes the Officer’s Certificate (as defined in the Indenture) establishing the form and terms of the Securities pursuant to Sections 2.01 and 2.03 of the Indenture. The Securities will be fully and unconditionally guaranteed by the Parent Guarantor pursuant to guarantees (the “Guarantee”) endorsed on the securities under the terms of the Indenture.

The Company and the Parent Guarantor understand that the Underwriters propose to make a public offering of the Securities as soon as the Underwriters deem advisable after this Agreement has been executed and delivered.

The Company and the Parent Guarantor have filed with the Securities and Exchange Commission (the “Commission”) a shelf registration statement on Form S-3 (No. 333-184343), including the related preliminary prospectus or prospectuses, which registration statement has been declared effective by the Commission pursuant to the rules and regulations (the “1933 Act Regulations”) under the Securities Act of 1933, as amended (the “1933 Act”). Such registration statement covers the registration of the Securities under the 1933 Act. Promptly after execution and delivery of this Agreement, the Company and the Parent Guarantor will prepare and file a prospectus in accordance with the provisions of Rule 430B (“Rule 430B”) of the 1933 Act Regulations and paragraph (b) of Rule 424 (“Rule 424(b)”) of the 1933 Act Regulations. Any information included in such prospectus that was omitted from such registration statement at the time it became effective but that is deemed to be part of and included in such registration statement pursuant to Rule 430B is referred to as “Rule 430B Information.” Each prospectus used in connection with the offering of the Securities that omitted Rule 430B Information is herein called a “preliminary prospectus.” Such registration statement, at any given time, including the amendments thereto to such time, the exhibits and any schedules thereto at such time, the documents incorporated by reference therein pursuant to Item 12 of Form S-3 under the 1933 Act at such time and the documents otherwise deemed to be a part thereof or included therein by 1933 Act Regulations, is herein called the “Registration Statement.” The Registration Statement at the time it originally became effective is herein called the “Original Registration Statement.” The final prospectus in the form first used (or made available upon request of purchasers pursuant to Rule 173 under the 1933 Act) in connection with confirmation of sales of the Securities, including the documents incorporated by reference therein pursuant to Item 12 of Form S-3 under the 1933 Act at the time of the execution of this Agreement and any prospectuses that form a part thereof is herein called the “Prospectus.”

All references in this Agreement to financial statements and schedules and other information which is “contained,” “included” or “stated” in the Registration Statement, any preliminary prospectus or the Prospectus (or other references of like import) shall be deemed to mean and include all such financial statements and schedules and other information which is incorporated by reference in or otherwise deemed by 1933 Act Regulations to be a part of or included in the Registration Statement, any preliminary prospectus or the Prospectus, as the case may be; and all references in this Agreement to amendments or supplements to the Registration Statement, any preliminary prospectus or the Prospectus shall be deemed to mean and include the filing of any document under the Securities Exchange Act of 1934 (the “1934 Act”) which is incorporated by reference in or otherwise deemed by 1933 Act Regulations to be a part of or included in the Registration Statement, such preliminary prospectus or the Prospectus, as the case may be.

SECTION 1. Representations and Warranties.

(a) Representations and Warranties by the Company and the Parent Guarantor. The Company and the Parent Guarantor jointly and severally represent and warrant to each Underwriter as of the date hereof, the Applicable Time referred to in Section 1(a)(i) hereof and as of the Closing Time referred to in Section 2(b) hereof, and agrees with each Underwriter, as follows:

(i) Form S-3. (A) At the time of the filing of the Original Registration Statement, (B) at the time the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the 1933 Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Section 13 and 15(d) of the 1934 Act or form of prospectus), (C) at the time the Company and the Parent Guarantor or any person acting on their behalf (within the meaning, for this clause only, of Rule 163(c) of the 1933 Act Regulation) made any offer relating to the Securities in reliance on the exemption of Rule 163 of the 1933 Act Regulation and (D) at the date hereof, the Company and the Parent Guarantor meet the requirements for use of Form S-3 under the 1933 Act. Each of the Company and the Parent Guarantor was and is, as of the times specified in Clauses B, C and D of the preceding sentence, a “well-known seasoned issuer” as defined in Rule 405 of the 1933 Act Regulations (“Rule 405”), including not having been and not being an “ineligible issuer” as defined in Rule 405.

(ii) Registration Statement, Prospectus and Disclosure at Time of Sale. The Original Registration Statement, and any post-effective amendment thereto, has been declared effective by the Commission. No notice of objection of the Commission to the use of the Original Registration Statement or any post-effective amendment thereto pursuant to Rule 401(g)(2) under the 1933 Act has been received by the Company and no stop order suspending the effectiveness of the Registration Statement has been issued under the 1933 Act and no proceedings for that purpose or pursuant to Section 8A of the 1933 Act have been instituted or are pending or, to the knowledge of the Company and the Parent Guarantor, are contemplated by the Commission, and any request on the part of the Commission for additional information has been complied with.

At the respective times the Original Registration Statement and each amendment thereto became effective, at each deemed effective date with respect to the Underwriters pursuant to Rule 430B(f)(2) of the 1933 Act Regulations and at the Closing Time, the Registration Statement complied and will comply in all material respects with the requirements of the 1933 Act and the 1933 Act Regulations and the Trust Indenture Act of 1939 (the “Trust Indenture Act”) and the rules and regulations of the Commission under the Trust Indenture Act (the “TIA Regulations”), and did not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

Neither the Prospectus nor any amendments or supplements thereto, at the time the Prospectus or any such amendment or supplement was issued and at the Closing Time, included or will include an untrue statement of a material fact or omitted or will omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Each preliminary prospectus (including the prospectus or prospectuses filed as part of the Original Registration Statement or any amendment thereto) complied when so filed in all material respects with the 1933 Act Regulations, and each preliminary prospectus and the Prospectus delivered to the Underwriters for use in connection with this offering was identical to the electronically transmitted copies thereof filed with the Commission pursuant to the Commission’s Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”), except to the extent permitted by Regulation S-T.

As of the Applicable Time, neither (x) the Issuer General Use Free Writing Prospectus (as defined below) issued at or prior to the Applicable Time (as defined below) and the Statutory Prospectus (as defined below), all considered together (collectively, the “General Disclosure Package”), nor (y) any individual Issuer Limited Use Free Writing Prospectus, when considered together with the General Disclosure Package, included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

As of the time of the filing of the Final Term Sheet, the General Disclosure Package, when considered together with the Final Term Sheet (as defined in Section 3(b)), will not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

As used in this subsection and elsewhere in this Agreement:

“Applicable Time” means 5:30 p.m. (Eastern time) on October 22, 2012 or such other time as agreed by the Company and the Representative.

“Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433 of the 1933 Act Regulations (“Rule 433”), relating to the Securities that (i) is required to be filed with the Commission by the Company or the Parent Guarantor, (ii) is a “road show that is a written communication” within the meaning of Rule 433(d)(8)(i), whether or not required to be filed with the Commission or (iii) is exempt from filing pursuant to Rule 433(d)(5)(i) because it contains a description of the Securities or of the offering that does not reflect the final terms, in each case in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Company’s or the Parent Guarantor’s records pursuant to Rule 433(g).

“Issuer General Use Free Writing Prospectus” means any Issuer Free Writing Prospectus that is intended for general distribution to prospective investors, as evidenced by its being specified in Schedule C hereto.

“Issuer Limited Use Free Writing Prospectus” means any Issuer Free Writing Prospectus that is not an Issuer General Use Free Writing Prospectus.

“Statutory Prospectus” as of any time means the prospectus relating to the Securities that is included in the Registration Statement immediately prior to that time, including any document incorporated by reference therein and any preliminary or other prospectus deemed to be a part thereof.

Each Issuer Free Writing Prospectus, as of its issue date and at all subsequent times through the completion of the public offer and sale of the Securities or until any earlier date that the issuer notified or notifies the Representative as described in Section 3(e), did not, does not and will not include any information that conflicted, conflicts or will conflict with the information contained in the Registration Statement or the Prospectus, including any document incorporated by reference therein and any preliminary or other prospectus deemed to be a part thereof that has not been superseded or modified.

The representations and warranties in this subsection shall not apply to statements in or omissions from the Registration Statement, the Prospectus or any Issuer Free Writing Prospectus made in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representative expressly for use therein.

(iii) Incorporated Documents. The documents incorporated or deemed to be incorporated by reference in the Registration Statement, the Prospectus and the General Disclosure Package, at the time they were or hereafter are filed with the Commission, complied and will comply in all material respects with the requirements of the 1934 Act and the rules and regulations of the Commission thereunder (the “1934 Act Regulations”), and, when read together with the other information in the Prospectus, (a) at the time the Original Registration Statement became effective, (b) at the earlier of time the Prospectus was first used and the date and time of the first contract of sale of Securities in this offering and (c) at the Closing Time, did not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(iv) Independent Accountants. Deloitte & Touche LLP, who has certified the financial statements incorporate by reference in the Registration Statement, is an independent registered public accounting firm with respect to the Company and the Parent Guarantor as required by the 1933 Act and the 1933 Act Regulations.

(v) Financial Statements. The financial statements included or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus, together with the related schedules and notes, comply in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as applicable, and present fairly in all material respects the financial position of the Parent Guarantor and its consolidated subsidiaries at the dates indicated and the statement of operations, stockholders’ equity and cash flows of the Parent Guarantor and its consolidated subsidiaries for the periods specified; said financial statements have been prepared in conformity with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved. The supporting schedules, if any, present fairly in all material respects in accordance with GAAP the information required to be stated therein. The selected financial data included in the Prospectus present fairly in all material respects the information shown therein and have been compiled on a basis consistent with that of the financial statements incorporated by reference into the Registration Statement. All disclosures contained in the Registration Statement, the General Disclosure Package or the Prospectus regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the Commission) comply with Regulation G under the 1934 Act and Item 10 of Regulation S-K of the 1933 Act Regulations, to the extent applicable. The interactive data in eXtensible Business Reporting Language included or incorporated by reference in each of the Registration Statement, the General Disclosure Package and the Prospectus fairly presents the information called for in all material respects and is prepared in all material respects in accordance with the Commission’s rules and guidelines applicable thereto.

(vi) No Material Adverse Change in Business. Since the respective dates as of which information is given in the Registration Statement, the General Disclosure Package or the Prospectus, except as otherwise stated therein, (A) there has been no material adverse change or prospective material adverse change in the financial condition, the earnings or the business affairs of the Company, the Parent Guarantor and their subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business (a “Material Adverse Effect”), (B) there have been no transactions entered into by the Company, the Parent Guarantor or any of its subsidiaries, other than those in the ordinary course of business, which are material with respect to the Company, the Parent Guarantor and its subsidiaries considered as one enterprise, and (C) there has been no dividend or distribution of any kind declared, paid or made by the Company or the Parent Guarantor on any class of their capital stock or other equity securities.

(vii) Good Standing of the Company and the Parent Guarantor. The Company has been duly organized and is validly existing as a limited liability company in good standing under the laws of the state of Delaware and the Parent Guarantor has been duly organized and is validly existing as a corporation in good standing under the laws of the state of Missouri and each of them has the limited liability company or corporate power and authority, as applicable, to own, lease and operate its properties and to conduct its business as described in the Prospectus and to enter into and perform its obligations under this Agreement.

(viii) Good Standing of Subsidiaries. Each “significant subsidiary” of the Company and the Parent Guarantor (as such term is defined in Rule 1-02 of Regulation S-X) (each a “Subsidiary” and, collectively, the “Subsidiaries”) has been duly organized and is validly existing as a limited liability company, corporation, or federal savings bank, as applicable, in good standing under the laws of the jurisdiction of its organization, has limited liability company or corporate power and authority, as applicable, to own, lease and operate its properties and to conduct its business as described in the Prospectus; except as otherwise disclosed in the Registration Statement, all of the issued and outstanding capital stock or limited liability company interests, as applicable, of each such Subsidiary has been duly authorized and validly issued, is fully paid and non-assessable, as applicable, and is owned by the Parent Guarantor, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity; none of the outstanding shares of capital stock or limited liability company interests, as applicable, of any Subsidiary was issued in violation of the preemptive or similar rights of any securityholder of such Subsidiary. The only subsidiaries of the Parent Guarantor and the Company are the subsidiaries listed on Schedule B hereto.

(ix) Authorization of Agreement. This Agreement has been duly authorized, executed and delivered by the Company and the Parent Guarantor.

(x) Authorization of the Indenture. The Indenture has been duly authorized by the Company and the Parent Guarantor and duly qualified under the Trust Indenture Act, has been validly executed and delivered by the Company, and constitutes a valid and binding agreement of the Company and the Parent Guarantor, enforceable against the Company and the Parent Guarantor in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

(xi) Authorization of the Securities. (A) The Securities have been duly authorized and, at the Closing Time, will have been duly executed by the Company and, when authenticated, issued and delivered in the manner provided for in the Indenture and delivered against payment of the purchase price therefor as provided in this Agreement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and will be in the form contemplated by, and entitled to the benefits of, the Indenture; (B) The Guarantees have been duly authorized and, at the Closing Time, will have been duly executed by the Parent Guarantor and, when authenticated, issued and delivered in the manner provided for in the Indenture and delivered against payment of the purchase price therefor as provided in this Agreement, will constitute valid and binding obligations of the Parent Guarantor, enforceable against the Parent Guarantor in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and will be in the form contemplated by, and entitled to the benefits of, the Indenture.

(xii) Description of the Securities and the Indenture. The Securities and the Indenture will conform in all material respects to the respective statements relating thereto contained in the Prospectus and will be in substantially the respective forms filed or incorporated by reference, as the case may be, as exhibits to the Registration Statement.

(xiii) Absence of Defaults and Conflicts. Neither the Company, the Parent Guarantor nor any of their subsidiaries is in violation of its operating agreement, charter or by-laws, as applicable, or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which the Company, the Parent Guarantor or any of their subsidiaries is a party or by which they or any of them may be bound, or to which any of the property or assets of the Company, the Parent Guarantor or any subsidiary is subject (collectively, “Agreements and Instruments”) except for such defaults that would not result in a Material Adverse Effect; and the execution, delivery and performance of this Agreement, the Indenture and the Securities and the consummation of the transactions contemplated herein and in the Registration Statement (including the issuance and sale of the Securities and the use of the proceeds from the sale of the Securities as described in the Prospectus under the caption “Use of Proceeds”) and compliance by the Company and the Parent Guarantor with their respective obligations hereunder and under the Indenture and the Securities have been duly authorized by all necessary corporate or limited liability company action, as applicable, and do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default or Repayment Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company, the Parent Guarantor or any subsidiary pursuant to, the Agreements and Instruments (except for such conflicts, breaches, defaults or Repayment Events or liens, charges or encumbrances that would not result in a Material Adverse Effect), nor will such action result in any violation of the provisions of (i) the operating agreement, charter or by-laws, as applicable, of the Company, the Parent Guarantor or any subsidiary or (ii) any applicable law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Company, the Parent Guarantor or any subsidiary or any of their assets, properties or operations, except, with respect to section (ii) above, for such violations that would not result in a Material Adverse Effect. As used herein, a “Repayment Event” means any event or condition which gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company, the Parent Guarantor or any subsidiary.

(xiv) Legal Proceedings. Except as described in the Registration Statement, the General Disclosure Package and the Prospectus, there are no legal, governmental or regulatory investigations, actions, suits or proceedings pending to which the Parent Guarantor or any of its subsidiaries is or may be a party or to which any property of the Parent Guarantor or any of its subsidiaries is or may be the subject as to which there is a reasonable possibility of an adverse determination and that if determined adversely to the Parent Guarantor or any of its subsidiaries, would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; except as described in the Registration Statement, the General Disclosure Package and the Prospectus, to the knowledge of the Company and the Parent Guarantor, no such investigations, actions, suits or proceedings are threatened or contemplated by any governmental or regulatory authority or threatened by others; and (i) there are no current or pending legal, governmental or regulatory actions, suits or proceedings that are required under the Securities Act to be described in the Prospectus that are not so described and (ii) there are no contracts or other documents that are required under the Securities Act to be filed as exhibits to the Registration Statement or described in the Registration Statement, the General Disclosure Package or the Prospectus that are not so filed or described, except for those documents relating to the issuance of a particular series of Securities, which will be filed on Form 8-K in connection with the closing of the issuance of such Securities.

(xv) Absence of Further Requirements. No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency is necessary or required for the performance by the Company or the Parent Guarantor of its obligations hereunder, in connection with the offering, issuance or sale of the Securities hereunder or the consummation of the transactions contemplated by this Agreement or for the due execution, delivery or performance of the Indenture by the Company or the Parent Guarantor, except such as have been already obtained or as may be required under the 1933 Act or the 1933 Act Regulations or state securities laws and except for the qualification of the Indenture under the Trust Indenture Act.

(xvi) Licenses and Permits. Except as described in the Registration Statement, the General Disclosure Package and the Prospectus, the Parent Guarantor and its subsidiaries possess all licenses, certificates, permits and other authorizations issued by, and have made all declarations and filings with, the appropriate federal, state, local or foreign governmental or regulatory authorities that are necessary for the ownership or lease of their respective properties or the conduct of their respective businesses as described in the Registration Statement, the General Disclosure Package and the Prospectus, except where the failure to possess or make the same would not, individually or in the aggregate, result in a Material Adverse Effect.

(xvii) Investment Company Act. Neither the Company nor the Parent Guarantor is required, and upon the issuance and sale of the Securities as herein contemplated and the application of the net proceeds therefrom as described in the Prospectus will not be required, to register as an “investment company” under the Investment Company Act of 1940, as amended.

(xviii) Accounting Controls and Disclosure Controls. The Parent Guarantor maintains a system of internal accounting controls sufficient to provide reasonable assurances that (1) transactions are executed in accordance with management’s general or specific authorization; (2) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (3) access to assets is permitted only in accordance with management’s general or specific authorization; (4) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (5) interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Registration Statement, General Disclosure Package and the Prospectus is prepared in all material respects in accordance with the Commission’s rules and guidelines applicable thereto. Except as disclosed in the Registration Statement, the General Disclosure Package and the Prospectus, since the end of the Parent Guarantor’s most recent audited fiscal year there has been (I) no material weakness in the Parent Guarantor’s internal control over financial reporting (whether or not remediated) except that, with respect to the period since July 31, 2012, the representation contained in this section (xviii)(I) is limited to the knowledge of the Company and (II) no change in the Parent Guarantor’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Parent Guarantor’s internal control over financial reporting.

The Parent Guarantor and its consolidated subsidiaries employ “disclosure controls and procedures” that are designed to ensure that information required to be disclosed by the Parent Guarantor in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms, and is accumulated and communicated to the Parent Guarantor’s management, including its principal executive officer or officers and principal financial officer or officers, as appropriate, to allow timely decisions regarding disclosure.

(xix) Compliance with the Sarbanes-Oxley Act. The Parent Guarantor or any of the Parent Guarantor’s directors or officers, in their capacities as such, are in compliance in all material respects with the applicable provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith (the “Sarbanes-Oxley Act”), including Section 402 related to loans and Sections 302 and 906 related to certifications.

(xx) No Unlawful Payments. Neither the Parent Guarantor nor any of its subsidiaries nor, to the knowledge of the Company and the Parent Guarantor, any director, officer, agent or employee acting on behalf of the Parent Guarantor or any of its subsidiaries has violated or is in violation of in any material respect any provision of the Foreign Corrupt Practices Act of 1977 or other applicable laws relating to (i) the use of corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) unlawful payments to any foreign or domestic government official or employee from corporate funds; or (iii) any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

(xxi) Compliance with Money Laundering Laws. The operations of the Parent Guarantor and its subsidiaries are and have been conducted in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Parent Guarantor or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company and the Parent Guarantor, threatened.

(xxii) Compliance with OFAC. None of the Parent Guarantor, any of its subsidiaries or, to the knowledge of the Company and the Parent Guarantor, any director, officer, agent, employee or affiliate of the Parent Guarantor or any of its subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”); and the Parent Guarantor will not, directly or indirectly, use the proceeds of the offering of the Securities hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(xxiii) Savings and Loan Holding Company. The Company is duly registered as a savings and loan holding company under the Home Owners’ Loan Act of 1933, as amended.

(xxiv) Regulatory Compliance.

(1) The Company and each of its subsidiaries are in compliance with all laws and regulations administered by the Federal Deposit Insurance Corporation (the “FDIC”), the Office of the Comptroller of the Currency (the “OCC”), the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) and any other federal or state bank regulatory authorities (collectively with the FDIC, the OCC, and the Federal Reserve Board, the “Bank Regulatory Authorities”) with jurisdiction over the Company or any of its subsidiaries to the extent such laws or regulations apply to the Company or any of its subsidiaries, except (1) as described in the Registration Statement, the General Disclosure Package and the Prospectus or (2) where the failure to be so in compliance would not, individually or in the aggregate, have a Material Adverse Effect.

(2) Except as described in the Registration Statement, the General Disclosure Package and the Prospectus, neither the Company nor any of its subsidiaries is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any Bank Regulatory Authority that restricts materially the conduct of its business, or in any material manner relates to its capital adequacy, its credit policies or its management, nor have any of them been advised by any Bank Regulatory Authority that such Bank Regulatory Authority is contemplating issuing or requesting (or considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission.

(3) The deposit accounts of H&R Block Bank, a federal savings bank and “insured depository institution” within the meaning of Section 3(a)(2) of the Federal Deposit Insurance Act, as amended (the “Bank”), are insured by the FDIC up to applicable limits to the fullest extent permitted by law and, to the knowledge of the Company or the Bank, no proceeding for the termination or revocation of such insurance is pending or threatened.

(4) The Bank is the only insured depository institution subsidiary of the Company,

(5) The Bank is a member in good standing of the Federal Home Loan Bank of Des Moines.

(b) Officer’s Certificates. Any certificate signed by any officer of the Company, the Parent Guarantor or any of its subsidiaries delivered to the Underwriters or to counsel for the Underwriters shall be deemed a representation and warranty by the Company and the Parent Guarantor to each Underwriter as to the matters covered thereby.

SECTION 2. Sale and Delivery to Underwriters; Closing.

(a) Securities. On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Company agrees to sell to each Underwriter, severally and not jointly, and each Underwriter, severally and not jointly, agrees to purchase from the Company the aggregate principal amount of Securities set forth in Schedule A opposite the name of such Underwriter, plus any additional principal amount of Securities which such Underwriter may become obligated to purchase pursuant to the provisions of Section 10 hereof, at a price equal to 98.787% of the principal amount thereof plus accrued interest, if any, from October 25, 2012 to the date on which the Closing Time (as defined below) occurs.

(b) Payment. Payment of the purchase price for, and delivery of certificates for, the Securities shall be made at the offices of Simpson Thacher & Bartlett LLP, or at such other place as shall be agreed upon by the Underwriters and the Company, at 9:00 A.M. (Eastern time) on the third business day after the date hereof (unless postponed in accordance with the provisions of Section 10), or such other time not later than ten business days after such date as shall be agreed upon by the Underwriters and the Company (such time and date of payment and delivery being herein called “Closing Time”).

Payment shall be made to the Company by wire transfer of immediately available funds to a bank account designated by the Company, against delivery to the nominee of The Depositary Trust Company, for the account of the Underwriters, of one or more global notes representing the Securities to be purchased by them. It is understood that each Underwriter has authorized the Underwriters, for its account, to accept delivery of, receipt for, and make payment of the purchase price for, the Securities which it has agreed to purchase. J.P. Morgan Securities LLC, individually and not as representative of the Underwriters, may (but shall not be obligated to) make payment of the purchase price for the Securities to be purchased by any Underwriter whose funds have not been received by the Closing Time, but such payment shall not relieve such Underwriter from its obligations hereunder.

(c) Denominations; Registration. Certificates for the Securities shall be in such denominations ($2,000 or integral multiples of $1,000 thereof) and registered in such names as the Underwriters may request in writing at least one full business day before the Closing Time. The Securities, which may be in temporary form, will be made available for examination and packaging by the Underwriters in The City of New York not later than 10:00 A.M. (Eastern time) on the business day prior to the Closing Time.

SECTION 3. Covenants of the Company and Parent Guarantor. The Company and, to the extent expressly referred to in the paragraphs below, the Parent Guarantor jointly and severally covenant with each Underwriter as follows:

(a) Compliance with Securities Regulations and Commission Requests; Payment of Filing Fees. The Company and the Parent Guarantor, subject to Section 3(b), will comply with the requirements of Rule 430B and will notify the Underwriters promptly, and confirm the notice in writing, (i) when any post-effective amendment to the Registration Statement or new registration statement relating to the Securities shall become effective, or any supplement to the Prospectus or any amended Prospectus shall have been filed, (ii) of the receipt of any comments from the Commission, (iii) of any request by the Commission for any amendment to the Registration Statement or the filing of a new registration statement or any amendment or supplement to the Prospectus or any document incorporated by reference therein or otherwise deemed to be a part thereof or for additional information, (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or such new registration statement or of any order preventing or suspending the use of any preliminary prospectus, or of the suspension of the qualification of the Securities for offering or sale in any jurisdiction, or of the initiation or threatening of any proceedings for any of such purposes or of any examination pursuant to Section 8(e) of the 1933 Act concerning the Registration Statement and (v) if the Company or the Parent Guarantor becomes the subject of a proceeding under Section 8A of the 1933 Act in connection with the offering of the Securities. The Company and the Parent Guarantor will effect the filings required under Rule 424(b), in the manner and within the time period required by Rule 424(b) (without reliance on Rule 424(b)(8)), and will take such steps as it deems necessary to ascertain promptly whether the form of prospectus transmitted for filing under Rule 424(b) was received for filing by the Commission and, in the event that it was not, it will promptly file such prospectus. The Company and the Parent Guarantor will make every reasonable effort to prevent the issuance of any stop order and, if any stop order is issued, to obtain the lifting thereof at the earliest possible moment. The Company and the Parent Guarantor have paid the registration fee for this offering pursuant to Rule 456(b)(1) under the 1933 Act or will pay such fee within the time period required by such rule (without giving effect to the proviso therein) and in any event prior to the Closing Time.

(b) Filing of Amendments and Exchange Act Documents; Preparation of Final Term Sheet. The Company and the Parent Guarantor will give the Underwriters notice of its intention to file or prepare any amendment to the Registration Statement or new registration statement relating to the Securities or any amendment, supplement or revision to either any preliminary prospectus (including any prospectus included in the Original Registration Statement or amendment thereto at the time it became effective) or to the Prospectus, whether pursuant to the 1933 Act, the 1934 Act or otherwise, and the Company and the Parent Guarantor will furnish the Underwriters with copies of any such documents a reasonable amount of time prior to such proposed filing or use, as the case may be, and will not file or use any such document to which the Underwriters or counsel for the Underwriters shall reasonably object. The Company and the Parent Guarantor have given the Underwriters notice of any filings made pursuant to the 1934 Act or 1934 Act Regulations within 48 hours prior to the Applicable Time; the Company and the Parent Guarantor will give the Underwriters notice of its intention to make any such filing from the Applicable Time to the Closing Time and will furnish the Underwriters with copies of any such documents a reasonable amount of time prior to such proposed filing and will not file or use any such document to which the Underwriters or counsel for the Underwriters shall reasonably object. The Company and the Parent Guarantor will prepare a final term sheet, a copy of which is attached hereto as Schedule C (the “Final Term Sheet”), reflecting the final terms of the Securities, in form and substance satisfactory to the Underwriters, and shall file such Final Term Sheet as an “issuer free writing prospectus” pursuant to Rule 433 prior to the close of business two business days after the date hereof; provided that the Company shall furnish the Underwriters with copies of any such Final Term Sheet a reasonable amount of time prior to such proposed filing and will not use or file any such document to which the Underwriters or counsel to the Underwriters shall object.

(c) Delivery of Prospectuses. The Company and the Parent Guarantor have delivered to each Underwriter, without charge, as many copies of each preliminary prospectus as such Underwriter reasonably requested, and the Company and the Parent Guarantor hereby consent to the use of such copies for purposes permitted by the 1933 Act. The Company and the Parent Guarantor will furnish to each Underwriter, without charge, during the period when the Prospectus is required to be delivered under the 1933 Act, such number of copies of the Prospectus (as amended or supplemented) as such Underwriter may reasonably request. The Prospectus and any amendments or supplements thereto furnished to the Underwriters will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

(d) Continued Compliance with Securities Laws. The Company and the Parent Guarantor will comply with the 1933 Act and the 1933 Act Regulations, the 1934 Act and the 1934 Act Regulations and the Trust Indenture Act and the TIA Regulations so as to permit the completion of the distribution of the Securities as contemplated in this Agreement and in the Prospectus. If at any time when a prospectus is required by the 1933 Act to be delivered in connection with sales of the Securities, any event shall occur or condition shall exist as a result of which it is necessary, in the opinion of counsel for the Underwriters or for the Company and the Parent Guarantor, to amend the Registration Statement or amend or supplement the Prospectus in order that the Prospectus will not include any untrue statements of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances existing at the time it is delivered to a purchaser, or if it shall be necessary, in the opinion of such counsel, at any such time to amend the Registration Statement or to file a new registration statement or amend or supplement the Prospectus in order to comply with the requirements of the 1933 Act or the 1933 Act Regulations, the Company and the Parent Guarantor will promptly prepare and file with the Commission, subject to Section 3(b), such amendment, supplement or new registration statement as may be necessary to correct such statement or omission or to comply with such requirements, the Company and the Parent Guarantor will use their best efforts to have such amendment or new registration statement declared effective as soon as practicable (if it is not an automatic shelf registration statement with respect to the Securities) and the Company and the Parent Guarantor will furnish to the Underwriters such number of copies of such amendment, supplement or new registration statement as the Underwriters may reasonably request. If at any time following issuance of an Issuer Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information contained in the Registration Statement (or any other registration statement relating to the Securities) or the Statutory Prospectus or any preliminary prospectus or included or would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances prevailing at that subsequent time, not misleading, the Company and the Parent Guarantor will promptly notify the Representative and will promptly amend or supplement, at its own expense, such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission.

(e) Blue Sky Qualifications. The Company and the Parent Guarantor will use their reasonable best efforts, in cooperation with the Underwriters, to qualify the Securities for offering and sale under the applicable securities laws of such states and other jurisdictions as the Underwriters may reasonably designate and to maintain such qualifications in effect for so long as required for distribution of the securities; provided, however, that the Company and the Parent Guarantor shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject. The Company and the Parent Guarantor will also supply the Underwriters with such information as is necessary for the determination of the legality of the Securities for investment under the laws of such jurisdictions as the Underwriters may reasonably request.

(f) Rule 158. The Parent Guarantor will timely file such reports pursuant to the 1934 Act as are necessary in order to make generally available to its securityholders as soon as practicable an earnings statement for the purposes of, and to provide to the Underwriters the benefits contemplated by, the last paragraph of Section 11(a) of the 1933 Act and Rule 158 of the Commission promulgated thereunder.

(g) Use of Proceeds. The Company will use the net proceeds received by it from the sale of the Securities in the manner specified in the Prospectus under “Use of Proceeds.”

(h) Clear Market. During the period from the date hereof through and including the Closing Time, the Company and the Parent Guarantor will not, without the prior written consent of the Underwriters, offer, sell, contract to sell or otherwise dispose of any debt securities issued or guaranteed by the Company or the Parent Guarantor and having a tenor of more than one year (other than the Securities).

(i) Reporting Requirements. The Parent Guarantor, during the period when the Prospectus is required to be delivered under the 1933 Act, will file all documents required to be filed with the Commission pursuant to the 1934 Act within the time periods required by the 1934 Act and the 1934 Act Regulations.

(j) Issuer Free Writing Prospectuses. The Company and the Parent Guarantor represent and agree that, unless they obtain the prior consent of the Representative, and each Underwriter represents and agrees that, unless it obtains the prior consent of the Company, the Parent Guarantor and the Representative, it has not made and will not make any offer relating to the Securities that would constitute an “issuer free writing prospectus,” as defined in Rule 433, or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405, required to be filed with the Commission; provided, however, that prior to the preparation of the Final Term Sheet in accordance with Section 3(b), the Underwriters are authorized to use the information with respect to the final terms of the Securities in communications conveying information relating to the offering to investors. Any such free writing prospectus consented to by the Company, the Parent Guarantor and the Representative is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Company and the Parent Guarantor represent that they have treated or agree that they will treat each Permitted Free Writing Prospectus as an “issuer free writing prospectus,” as defined in Rule 433, and has complied and will comply with the requirements of Rule 433 applicable to any Permitted Free Writing Prospectus, including timely filing with the Commission where required, legending and record keeping.

SECTION 4. Payment of Expenses.

(a) Expenses. The Company and the Parent Guarantor jointly and severally agree to pay all expenses incident to the performance of their obligations under this Agreement, including (i) the preparation, printing and filing of the Registration Statement (including financial statements and exhibits) as originally filed and of each amendment thereto, (ii) the preparation, printing and delivery to the Underwriters of this Agreement, any Agreement among Underwriters, the Indenture and such other documents as may be required in connection with the offering, purchase, sale, issuance or delivery of the Securities, (iii) the preparation, issuance and delivery of the certificates for the Securities to the Underwriters, (iv) the fees and disbursements of the Company’s and the Parent Guarantor’s counsel, accountants and other advisors, (v) the qualification of the Securities under securities laws in accordance with the provisions of Section 3(f) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Underwriters in connection therewith and in connection with the preparation of the Blue Sky Survey and any supplement thereto, (vi) the printing and delivery to the Underwriters of copies of each preliminary prospectus, any Permitted Free Writing Prospectus and of the Prospectus and any amendments or supplements thereto and any costs associated with electronic delivery of any of the foregoing by the Underwriters to investors, (vii) the preparation, printing and delivery to the Underwriters of copies of the Blue Sky Survey and any supplement thereto, (viii) the fees and expenses of the Trustee, including the fees and disbursements of counsel for the Trustee in connection with the Indenture and the Securities, (ix) the costs and expenses of the Company and the Parent Guarantor relating to investor presentations on any “road show” undertaken in connection with the marketing of the Securities, including without limitation, expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations, travel and lodging expenses of the representatives and officers of the Company and the Parent Guarantor and any such consultants, and the cost of aircraft and other transportation chartered in connection with the road show and (x) any fees payable in connection with the rating of the Securities, and (xi) the costs and expenses (including without limitation any damages or other amounts payable in connection with legal or contractual liability) associated with the reforming of any contracts for sale of the Securities made by the Underwriters caused by a breach of the representation contained in the fifth paragraph of Section 1(a)(ii).

(b) Termination of Agreement. If this Agreement is terminated by the Underwriters in accordance with the provisions of Section 5 or Section 9(a)(i) hereof, the Company and the Parent Guarantor jointly and severally shall reimburse the Underwriters for all of their out-of-pocket expenses, including the reasonable fees and disbursements of counsel for the Underwriters.

SECTION 5. Conditions of Underwriters’ Obligations. The obligations of the several Underwriters hereunder are subject to the accuracy of the representations and warranties of the Company and the Parent Guarantor contained in Section 1 hereof or in certificates of any officer of the Company and the

Parent Guarantor or any subsidiary of the Company and the Parent Guarantor delivered pursuant to the provisions hereof, to the performance by the Company and the Parent Guarantor of its covenants and other obligations hereunder, and to the following further conditions:

(a) Effectiveness of Registration Statement; Filing of Prospectus; Payment of Filing Fee. The Registration Statement has become effective and at Closing Time no stop order suspending the effectiveness of the Registration Statement shall have been issued under the 1933 Act or proceedings therefor initiated or threatened by the Commission, and any request on the part of the Commission for additional information shall have been complied with to the reasonable satisfaction of counsel to the Underwriters. A prospectus containing the Rule 430B Information shall have been filed with the Commission in the manner and within the time period required by Rule 424(b) without reliance on Rule 424(b)(8) (or a post-effective amendment providing such information shall have been filed and become effective in accordance with the requirements of Rule 430B). The Company and the Parent Guarantor have paid the registration fee for this offering pursuant to Rule 456(b)(1) under the 1933 Act or will pay such fee within the time period required by such rule (without giving effect to the proviso therein) and in any event prior to the Closing Time.

(b) Opinion of Counsel for Company and the Parent Guarantor. At Closing Time, the Underwriters shall have received the favorable opinion, dated as of Closing Time, of (i) Stinson Morrison Hecker LLP, counsel for the Company and the Parent Guarantor in form and substance reasonably satisfactory to counsel for the Underwriters, together with signed or reproduced copies of such letter for each of the other Underwriters to the effect set forth in Exhibit A hereto and (ii) Weil, Gotshal & Manges LLP, counsel for the Company and the Parent Guarantor, in form and substance reasonably satisfactory to counsel for the Underwriters, together with signed or reproduced copies of such letter for each of the other Underwriters to the effect set forth in Exhibit B hereto.

(c) Opinion of Counsel for Underwriters. At Closing Time, the Underwriters shall have received the favorable opinion, dated as of Closing Time, of Simpson Thacher & Bartlett LLP, counsel for the Underwriters, in form and substance satisfactory to the Underwriters together with signed or reproduced copies of such letter for each of the other Underwriters with respect to matters as the Underwriters may request and such counsel shall have received such documents and information as they may reasonably request to enable them to pass upon such matters. In giving such opinion such counsel may rely, as to all matters governed by the laws of jurisdictions other than the law of the State of New York and the federal law of the United States and the Delaware Limited Liability Company Act, upon the opinions of counsel satisfactory to the Underwriters. Such counsel may also state that, insofar as such opinion involves factual matters, they have relied, to the extent they deem proper, upon certificates of officers of the Company, the Parent Guarantor and its subsidiaries and certificates of public officials.

(d) Officers’ Certificate. At Closing Time, shall not have been, since the date hereof or since the respective dates as of which information is given in the Prospectus or the General Disclosure Package, any material adverse change or prospective material adverse change in the financial condition, the earnings or the business affairs of the Company, the Parent Guarantor and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, and the Underwriters shall have received a certificate of the President or a Vice President of the Company and the Parent Guarantor and of the chief financial or chief accounting officer of the Company and the Parent Guarantor, dated as of Closing Time, to the effect that (i) there has been no such material adverse change, (ii) the representations and warranties in Section 1(a) hereof are true and correct with the same force and effect as though expressly made at and as of Closing Time, (iii) the Company and the Parent Guarantor have complied with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to Closing Time, and (iv) no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or are pending or, to their knowledge, contemplated by the Commission.

(e) Accountant’s Comfort Letter. At the time of the execution of this Agreement, the Underwriters shall have received from Deloitte & Touche LLP a letter dated such date, in form and substance reasonably satisfactory to the Underwriters, together with signed or reproduced copies of such letter for each of the other Underwriters containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements incorporated by reference and certain financial information contained in the Registration Statement and the Prospectus.

(f) Bring-down Comfort Letter. At Closing Time, the Underwriters shall have received from Deloitte & Touche LLP a letter, dated as of Closing Time, to the effect that it reaffirms the statements made in the letter furnished pursuant to subsection (e) of this Section, except that the specified date referred to shall be a date not more than three business days prior to Closing Time.

(g) Maintenance of Rating. At Closing Time, the Securities shall be rated at least Baa2 by Moody’s Investors Service Inc. (“Moody’s”) and BBB by Standard & Poor’s Ratings Services (“S&P”), a division of The McGraw-Hill Companies, Inc., and the Company shall have delivered to the Underwriters a letter dated the Closing Time, from each such rating agency, or other evidence satisfactory to the Underwriters, confirming that the Securities have such ratings; and since the date of this Agreement (i) there shall not have occurred a downgrading in the rating assigned to the Securities or any of the Company’s or the Parent Guarantor’s other securities by either Moody’s or S&P and (ii) neither Moody’s nor S&P shall have publicly announced that it has under surveillance or review, or has changed its outlook with respect to, its rating of the Securities or any of the Company’s or the Parent Guarantor’s other securities, other than the negative outlook announcements in effect as of the date of this Agreement.

(h) Additional Documents. At Closing Time, counsel for the Underwriters shall have been furnished with such documents and opinions as they may reasonably require for the purpose of enabling them to pass upon the issuance and sale of the Securities as herein contemplated, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, herein contained; and all proceedings taken by the Company and the Parent Guarantor in connection with the issuance and sale of the Securities as herein contemplated shall be reasonably satisfactory in form and substance to the Underwriters and counsel for the Underwriters.

(i) Termination of Agreement. If any condition specified in this Section shall not have been fulfilled when and as required to be fulfilled, this Agreement may be terminated by the Underwriters by notice to the Company and the Parent Guarantor at any time at or prior to Closing Time, and such termination shall be without liability of any party to any other party except as provided in Section 4 and except that Sections 1, 6, 7 and 8 shall survive any such termination and remain in full force and effect.

SECTION 6. Indemnification.

(a) Indemnification of Underwriters. The Company and the Parent Guarantor jointly and severally agree to indemnify and hold harmless each Underwriter, its affiliates, as such term is defined in Rule 501(b) under the 1933 Act (each, an “Affiliate”), its directors, officers and selling agents and each person, if any, who controls any Underwriter within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act as follows:

(i) against any and all loss, liability, claim and damage whatsoever, as incurred, arising out of any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereto), including the Rule 430B Information, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or arising out of any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus, any Issuer Free Writing

Prospectus or the Prospectus (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(ii) against any and all loss, liability, claim and damage whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided that (subject to Section 6(d) below) any such settlement is effected with the written consent of the Company and the Parent Guarantor;

(iii) against any and all expense whatsoever, as incurred (including the fees and disbursements of counsel to the extent provided in Section 6(c)), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under (i) or (ii) above;

provided, however, that this indemnity agreement shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representative expressly for use in the Registration Statement (or any amendment thereto), including the Rule 430B Information or any preliminary prospectus, any Issuer Free Writing Prospectus or the Prospectus (or any amendment or supplement thereto).

(b) Indemnification of Company, Parent Guarantor, Directors and Officers. Each Underwriter severally agrees to indemnify and hold harmless the Company, the Parent Guarantor and each of their respective directors, each of their respective officers who signed the Registration Statement, and each person, if any, who controls the Company or the Parent Guarantor within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act against any and all loss, liability, claim, damage and expense described in the indemnity contained in subsection (a) of this Section, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Registration Statement (or any amendment thereto), including the Rule 430B Information or any preliminary prospectus, any Issuer Free Writing Prospectus or the Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with written information furnished to the Company and the Parent Guarantor by such Underwriter through the Representative expressly for use therein, it being understood and agreed upon that the only such information furnished by any Underwriter consists of the following information in the Prospectus furnished on behalf of each Underwriter: (i) in the third paragraph under the caption “Underwriting” regarding concession and reallowance figures and (ii) in the ninth and tenth paragraphs under the caption “Underwriting” relating to stabilization, syndicate covering transactions and penalty bids.

(c) Actions against Parties; Notification. Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. In case any such action is brought against any indemnified party, the indemnifying party may assume the defense of any litigation or proceeding in respect of which indemnity may be sought hereunder, including the employment of counsel. In any such litigation or proceeding the defense of which the indemnifying party shall have so assumed, any indemnified party shall have the right to participate in such litigation or proceeding and to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and such indemnified party shall have mutually agreed in writing to the retention of such counsel or experts, (ii) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest ; (iii) the indemnifying party shall have failed in a timely manner to assume the defense and employ counsel reasonably satisfactory to the indemnified party in such litigation or proceeding or (iv) the named parties to any such litigation or proceeding (including any impleaded parties) include the indemnifying party and such indemnified party and representation of the indemnifying party and any indemnified party by the same counsel would, in the reasonable opinion of the indemnified party, be inappropriate due to actual or potential differing interests between the indemnifying party and any such indemnified party. In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 6 or Section 7 hereof (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(d) Settlement without Consent if Failure to Reimburse. If at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by Section 6(a)(ii) effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement. Notwithstanding the immediately preceding sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel, an indemnifying party shall not be liable for any settlement of the nature contemplated by Section 6(a)(ii) effected without its consent if such indemnifying party (i) reimburses such indemnified party in accordance with such request to the extent it considers such request to be reasonable and (ii) provides written notice to the indemnified party substantiating the unpaid balance as unreasonable, in each case prior to the date of such settlement.

SECTION 7. Contribution. If the indemnification provided for in Section 6 hereof is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Parent Guarantor on the one hand and the Underwriters on the other hand from the offering of the Securities pursuant to this Agreement or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and the Parent Guarantor on the one hand and of the Underwriters on the other hand in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.

The relative benefits received by the Company and the Parent Guarantor on the one hand and the Underwriters on the other hand in connection with the offering of the Securities pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the Securities pursuant to this Agreement (before deducting expenses) received by the Company and the Parent Guarantor and the total underwriting discount received by the Underwriters, in each case as set forth on the cover of the Prospectus bear to the aggregate initial public offering price of the Securities as set forth on the cover of the Prospectus.

The relative fault of the Company and the Parent Guarantor on the one hand and the Underwriters on the other hand shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company and the Parent Guarantor or by the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Company and the Parent Guarantor and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 7. The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section 7 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.

Notwithstanding the provisions of this Section 7, no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of any such untrue or alleged untrue statement or omission or alleged omission.

No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

For purposes of this Section 7, each person, if any, who controls an Underwriter within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act and each Underwriter’s Affiliates and selling agents shall have the same rights to contribution as such Underwriter, and each director of the Company or the Parent Guarantor, each officer of the Company who signed the Registration Statement, and each person, if any, who controls the Company or the Parent Guarantor within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Company and the Parent Guarantor. The Underwriters’ respective obligations to contribute pursuant to this Section 7 are several in proportion to the principal amount of Securities set forth opposite their respective names in Schedule A hereto and not joint.

SECTION 8. Representations, Warranties and Agreements to Survive. All representations, warranties and agreements contained in this Agreement or in certificates of officers of the Company and the Parent Guarantor or any of their subsidiaries submitted pursuant hereto, shall remain operative and in full force and effect regardless of (i) any investigation made by or on behalf of any Underwriter or its Affiliates, directors, officers or selling agents, any person controlling any Underwriter, its officers or directors or any person controlling the Company or the Parent Guarantor or (ii) delivery of and payment for the Securities.

SECTION 9. Termination of Agreement.

(a) Termination; General. The Underwriters may terminate this Agreement, by notice to the Company, at any time at or prior to Closing Time (i) if there has been, since the time of execution of this Agreement or since the respective dates as of which information is given in the Prospectus (exclusive of any supplement thereto) or the General Disclosure Package, any material adverse change or prospective material adverse change in the financial condition, the earnings or business affairs of the Company, the Parent Guarantor and their subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, or (ii) if there has occurred any material adverse change in the financial markets in the United States or the international financial markets, any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which is such as to make it, in the judgment of the Underwriters, impracticable or inadvisable to market the Securities or to enforce contracts for the sale of the Securities, or (iii) if trading in any securities of the Company or the Parent Guarantor has been suspended or materially limited by the Commission or the New York Stock Exchange, or if trading generally on the American Stock Exchange, the New York Stock Exchange, or the Nasdaq Stock Market has been suspended or materially limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by any of said exchanges or by such system or by order of the Commission, the Financial Institutions Regulatory Authority or any other governmental authority, or a material disruption has occurred in commercial banking or securities settlement, or (iv) a material disruption has occurred in commercial banking or securities settlement or clearance services in the United States or with respect to Clearstream or Euroclear systems in Europe, or (v) if a banking moratorium has been declared by either Federal or New York State authorities.

(b) Liabilities. If this Agreement is terminated pursuant to this Section, such termination shall be without liability of any party to any other party except as provided in Section 4 hereof, and provided further that Sections 1, 6, 7 and 8 shall survive such termination and remain in full force and effect.

SECTION 10. Default by One or More of the Underwriters. If one or more of the Underwriters shall fail at Closing Time to purchase the Securities which it or they are obligated to purchase under this Agreement (the “Defaulted Securities”), the Underwriters shall have the right, within 24 hours thereafter, to make arrangements for one or more of the non-defaulting Underwriters, or any other underwriters, to purchase all, but not less than all, of the Defaulted Securities in such amounts as may be agreed upon and upon the terms herein set forth; if, however, the Underwriters shall not have completed such arrangements within such 24-hour period, then:

(a) if the number of Defaulted Securities does not exceed 10% of the aggregate principal amount of the Securities to be purchased hereunder, each of the non-defaulting Underwriters shall be obligated, severally and not jointly, to purchase the full amount thereof in the proportions that their respective underwriting obligations hereunder bear to the underwriting obligations of all non-defaulting Underwriters, or

(b) if the number of Defaulted Securities exceeds 10% of the aggregate principal amount of the Securities to be purchased hereunder, this Agreement shall terminate without liability on the part of any non-defaulting Underwriter.

No action taken pursuant to this Section shall relieve any defaulting Underwriter from liability in respect of its default.

In the event of any such default which does not result in a termination of this Agreement, either the Underwriters or the Company shall have the right to postpone Closing Time for a period not exceeding seven days in order to effect any required changes in the Registration Statement or Prospectus or in any other documents or arrangements. As used herein, the term “Underwriter” includes any person substituted for an Underwriter under this Section 10.

SECTION 11. Tax Disclosure. Notwithstanding any other provision of this Agreement, immediately upon commencement of discussions with respect to the transactions contemplated hereby, the Company and the Parent Guarantor (and each employee, representative or other agent of the Company and the Parent Guarantor) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to the Company and the Parent Guarantor relating to such tax treatment and tax structure. For purposes of the foregoing, the term “tax treatment” is the purported or claimed federal income tax treatment of the transactions contemplated hereby, and the term “tax structure” includes any fact that may be relevant to understanding the purported or claimed federal income tax treatment of the transactions contemplated hereby.

SECTION 12. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication. Notices to an Underwriter shall be directed to such Underwriter at c/o J.P. Morgan Securities LLC, 383 Madison Avenue, New York, New York 10179 (fax: (212) 834-4533); Attention: Syndicate Desk (with a copy to Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, attention of Andrew R. Keller). Notices to the Company or the Parent Guarantor shall be directed to it at H&R Block World Headquarters, One H&R Block Way, Kansas City, Missouri 64105, (fax: (816) 854-8043, attention of HRB Treasury, with a copy to the HRB General Counsel (with a copy to Stinson Morrison Hecker LLP, 1201 Walnut Street, Kansas City, Missouri 64106, attention of Jack Bowling and Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, attention of Corey Chivers).

SECTION 13. No Advisory or Fiduciary Relationship. The Company and the Parent Guarantor acknowledge and agree that (a) the purchase and sale of the Securities pursuant to this Agreement, including the determination of the public offering price of the Securities and any related discounts and commissions, is an arm’s-length commercial transaction between the Company and the Parent Guarantor, on the one hand, and the several Underwriters, on the other hand, (b) in connection with the offering contemplated hereby and the process leading to such transaction each Underwriter is and has been acting solely as a principal and is not the agent or fiduciary of the Company, the Parent Guarantor or any of their respective stockholders, creditors, employees or any other party, (c) no Underwriter has assumed or will assume an advisory or fiduciary responsibility in favor of the Company or the Parent Guarantor with respect to the offering contemplated hereby or the process leading thereto (irrespective of whether such Underwriter has advised or is currently advising the Company or the Parent Guarantor on other matters) and no Underwriter has any obligation to the Company or the Parent Guarantor with respect to the offering contemplated hereby except the obligations expressly set forth in this Agreement, (d) the Underwriters and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company and the Parent Guarantor, and (e) the Underwriters have not provided any legal, accounting, regulatory or tax advice with respect to the offering contemplated hereby and the Company and the Parent Guarantor have consulted their own legal, accounting, regulatory and tax advisors to the extent they deemed appropriate.

SECTION 14. Integration. This Agreement supersedes all prior agreements and understandings (whether written or oral) among the Company, the Parent Guarantor and the Underwriters, or any of them, with respect to the subject matter hereof.

SECTION 15. Parties. This Agreement shall each inure to the benefit of and be binding upon the Underwriters, the Company, the Parent Guarantor and their respective successors. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the Underwriters, the Company, the Parent Guarantor and their respective successors and the controlling persons and officers and directors referred to in Sections 6 and 7 and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the Underwriters, the Company, the Parent Guarantor and their respective successors, and said controlling persons and officers and directors and their heirs and legal representatives, and for the benefit of no other person, firm or corporation. No purchaser of Securities from any Underwriter shall be deemed to be a successor by reason merely of such purchase.

SECTION 16. GOVERNING LAW; WAIVER OF RIGHT TO TRIAL BY JURY. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN SUCH STATE. EACH OF THE COMPANY, THE PARENT GUARANTOR AND EACH UNDERWRITER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 17. TIME. TIME SHALL BE OF THE ESSENCE OF THIS AGREEMENT. EXCEPT AS OTHERWISE SET FORTH HEREIN, SPECIFIED TIMES OF DAY REFER TO NEW YORK CITY TIME.

SECTION 18. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

SECTION 19. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement among the Underwriters, the Company and the Parent Guarantor in accordance with its terms.

Very truly yours,

BLOCK FINANCIAL LLC

By	/s/ Gregory J. Macfarlane
Name: Gregory J. Macfarlane Title: President

H&R BLOCK, INC.

By	/s/ Gregory J. Macfarlane
Name: Gregory J. Macfarlane Title: Chief Financial Officer

[Underwriting Agreement]

CONFIRMED AND ACCEPTED, as of the date first above written:

J.P. MORGAN SECURITIES LLC

For itself and on behalf of the several Underwriters listed in Schedule A hereto

By	/s/ Stephen L. Sheiner
Authorized Signatory

[Underwriting Agreement]

SCHEDULE A

Name of Underwriter	Principal Amount of Securities
J.P. Morgan Securities LLC	$200,000,000
Crédit Agricole Securities (USA) Inc.	$85,000,000
SunTrust Robinson Humphrey, Inc.	$85,000,000
TD Securities (USA) LLC	$85,000,000
BMO Capital Markets Corp.	$10,000,000
CIBC World Markets Corp.	$10,000,000
U.S. Bancorp Investments, Inc.	$10,000,000
RBC Capital Markets, LLC	$7,500,000
RBS Securities Inc.	$7,500,000

Total	$500,000,000

Sch A-1

SCHEDULE B

Subsidiaries

Aculink Mortgage Solutions, LLC
AcuLink of Alabama, LLC
Ada Services Corporation
BFC Transactions, Inc.
Block Financial LLC
Companion Insurance, Ltd.
Companion Mortgage Corporation
EquiCo, Inc.
Everyday Financial Services LLC
Express Tax Service, Inc.
Financial Marketing Services, Inc.
Franchise Partner, Inc.
H&R Block (India) Private Limited
H&R Block (Nova Scotia), Incorporated
H&R Block Bank
H&R Block Canada Financial Services, Inc.
H&R Block Canada, Inc.
H&R Block Eastern Enterprises, Inc.
H&R Block Enterprises LLC
H&R Block Global Solutions (Hong Kong) Limited
H&R Block Group, Inc.
H&R Block Insurance Agency, Inc.
H&R Block Limited
H&R Block Management, LLC
H&R Block Semco Consulting Ltda.
H&R Block Tax and Business Services, Inc.
H&R Block Tax Institute, LLC
H&R Block Tax Services LLC
H&R Block, Inc.
Harbor Business Services, Inc.
Harbor Employer Services, Inc.
HRB Advance LLC
HRB Center LLC
HRB Concepts LLC
HRB Corporate Enterprises LLC
HRB Corporate Services LLC
HRB Digital LLC
HRB Digital Technology Resources LLC
HRB Expertise LLC
HRB Innovations, Inc.
HRB International LLC
HRB International Management LLC
HRB Products LLC
HRB Retail Support Services LLC
HRB Support Services LLC

Sch B-1

HRB Tax & Technology Leadership LLC
HRB Tax Group, Inc.
HRB Technology Holding LLC
HRB Technology LLC
Harbor Capital Markets Europe Limited
New Castle HoldCo LLC
OOMC Residual Corporation
RedGear Technologies, Inc.
RSM EquiCo, Inc.
Sand Canyon Acceptance Corporation
Sand Canyon Corporation
Sand Canyon Securities Corp.
Sand Canyon Securities II Corp.
Sand Canyon Securities III Corp.
Sand Canyon Securities IV LLC
ServiceWorks, Inc.
TaxNet Inc.
TaxWorks, Inc.
West Estate Investors, LLC
Woodbridge Mortgage Acceptance Corporation

Sch B-2

SCHEDULE C

$500,000,000

BLOCK FINANCIAL LLC

5.50% NOTES DUE 2022

FULLY AND UNCONDITIONALLY GUARANTEED BY

H&R BLOCK, INC.

Issuer:	Block Financial LLC, a Delaware limited liability company

Guarantor:	H&R Block, Inc., a Missouri corporation

Type:	SEC Registered

Expected Ratings:	[Intentionally omitted]

Size:	US$500,000,000

Trade Date:	October 22, 2012

Settlement Date:	October 25, 2012 (T+3 days)

Maturity:	November 1, 2022

Interest Rate Per Annum:	5.50%

Interest Payment Dates:	Semi-annually on the 1st of every May and November

First Interest Payment Date:	May 1, 2013

Public Offering Price:	99.437%

Treasury Benchmark:	1.625% due August 2022

Treasury Price:	98-07

Treasury Yield:	1.824%

Re-offer Spread vs. Treasury	T + 375 bps

Yield to Maturity:	5.574%

Net Proceeds:	$493,935,000

Interest Rate Adjustment:	The interest rate payable on the notes will be subject to adjustment from time to time if either Moody’s or S&P (or any substitute rating agency) downgrades (or subsequently upgrades) the debt rating assigned to the notes as described under “Description of Notes—Interest Rate Adjustment” in the preliminary prospectus supplement.

Optional Redemption:

At any time, in whole or in part, at a redemption price equal to the greater of: i) 100% of the principal amount of the notes to be redeemed, plus accrued interest to the redemption date, or ii) the sum of the present values of the remaining principal amount and scheduled payments of interest on the notes to be redeemed (not including any portion of payments of interest accrued as a of the redemption date) discounted to the redemption date on a semi-annual basis at the Treasury Rate plus 60 basis points plus accrued interest to the redemption date.

At any time on or following May 1, 2022 (the date falling six months prior to the maturity date), in whole or in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued interest to the redemption date.

Sch C-1

Mandatory Offer to Repurchase Notes:	In the event of a “Change of Control Triggering Event” as defined in the preliminary prospectus supplement at 101% of their principal amount, plus accrued and unpaid interest.

Day Count:	360/30

Minimum Denomination / Multiples:	$2,000 / $1,000

Joint Bookrunners:	J.P. Morgan Securities LLC, Crédit Agricole Securities (USA) Inc., SunTrust Robinson Humphrey, Inc. and TD Securities (USA) LLC

Co-Managers	BMO Capital Markets Corp., CIBC World Markets Corp., U.S. Bancorp Investments, Inc., RBC Capital Markets LLC, RBS Securities Inc.

CUSIP / ISIN:	093662 AE4 / US093662AE40

Use of Proceeds:	We intend to use the net proceeds from this offering, together with approximately $107.5 million of cash on hand, to redeem the $600 million aggregate principal amount of outstanding 2013 Notes, before payment of premium and accrued interest.

Pro Forma Ratio of Earnings to Fixed Charges:	As adjusted to give effect to the sale of the notes and the application of the estimated net proceeds as if they had occurred at the beginning of the respective periods, (1) Block Financial LLC’s fixed charges would have exceeded earnings by approximately $19 million for the three months ended July 31, 2012 and approximately $3 million for the year ended April 30, 2012 and (2) H&R Block’s fixed charges would have exceeded earnings by approximately $169 million for the three months ended July 31, 2012 and its ratio of earnings to fixed charges would have been approximately 5.0x for the year ended April 30, 2012.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement, the accompanying prospectus and the other documents the company has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the company, any underwriter or any dealer participating in the offering will arrange to send you these documents if you request them by contacting J.P. Morgan Securities LLC at 212-834-4533.

This communication should be read in conjunction with the preliminary prospectus supplement dated October 22, 2012 and the accompanying prospectus dated October 9, 2012.

Sch C-2

Exhibit A

FORM OF OPINION OF COUNSEL TO THE COMPANY AND THE PARENT GUARANTOR

TO BE DELIVERED PURSUANT TO

SECTION 5(b)(i)

1.	The Parent Guarantor is a corporation validly existing and in good standing under the laws of the State of Missouri, with the corporate power and authority to own its material properties and conduct its business as described in the Registration Statement and the Prospectus.

2.	The Parent Guarantor has an authorized capitalization as set forth in the Preliminary Prospectus and the Prospectus under the heading “Capitalization.”

3.	The Parent Guarantor has the corporate power and authority to execute and deliver each of the Transaction Documents and to perform its obligations thereunder; and all corporate action on the part of the Parent Guarantor required to be taken for the due and proper authorization, execution and delivery of each of the Transaction Documents and the consummation of the transactions contemplated thereby has been duly and validly taken.

4.	The Indenture has been duly authorized, executed and delivered by the Parent Guarantor.

5.	The Guarantee of the Notes has been duly authorized and endorsed by the Parent Guarantor.

6.	The Underwriting Agreement has been duly authorized, executed and delivered by the Parent Guarantor.

7.	The execution, delivery and performance by the Company and the Parent Guarantor of each of the Transaction Documents to which each is a party, the issuance and sale of the Notes (including the Guarantee) and compliance by the Company and the Parent Guarantor with the terms thereof and the consummation of the transactions contemplated by the Transaction Documents will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company, the Parent Guarantor or any subsidiary thereof pursuant to, any of the terms or provisions of any indenture, mortgage, deed of trust or loan agreement or other agreement or instrument filed or incorporated by reference as an exhibit to the Exchange Act Documents, (ii) result in any violation of the provisions of the articles of incorporation or by-laws or similar organizational documents of the Parent Guarantor, (iii) result in the violation of any existing obligation of the Parent Guarantor or the Company under any existing court or administrative order, judgment or decree of which we have knowledge or (iv) result in the violation of any applicable provisions of the statutes, rules and regulations of the State of Missouri (provided that we express no opinion as to the anti-fraud provisions of the securities laws of the State of Missouri), except, in the case of clauses (i), (iii) and (iv) above, for any such conflict, breach or violation that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

8.

No consent, approval, authorization, order, registration or qualification of or with any Missouri court or arbitrator or governmental or regulatory authority is required under Missouri law for the execution, delivery and performance by the Company and the Parent Guarantor of each of the

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Transaction Documents, the issuance and sale of the Notes (including the Guarantee) and compliance by the Company and the Parent Guarantor with the terms thereof and the consummation of the transactions contemplated by the Transaction Documents, except for (i) such consents, approvals, authorizations, orders, registrations and qualifications as may be required under applicable state securities laws in connection with the purchase and distribution of the Notes (including the Guarantee) by the Underwriters (as to which we express no opinion) and (ii) such as the failure to obtain or make would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

9.	To our knowledge, except as described in the Registration Statement and the Prospectus, there are no pending legal, governmental or regulatory actions, suits or proceedings that are required under the Securities Act of 1933, as amended (“1933 Act”), to be described in the Registration Statement and the Prospectus that are not so described.

10.	The Registration Statement (insofar as the Prospectus Supplement is or is deemed to be, in accordance with applicable law, part of and included in the Registration Statement) as of the time when it becomes effective and the Prospectus and any amendments or supplements thereto (in each case, excluding the financial statements and the related notes and schedules and other financial or accounting data included therein or omitted therefrom and also excluding the documents incorporated therein by reference, as to which we express no view), as of their respective dates, appeared on their face to be appropriately responsive, in all material respects, to the requirements of the 1933 Act and the applicable rules and regulations of the Commission thereunder.

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Exhibit B

FORM OF OPINION OF COUNSEL TO THE COMPANY AND THE PARENT GUARANTOR

TO BE DELIVERED PURSUANT TO

SECTION 5(b)(ii)

1.	The Company is a limited liability company validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as described in the Registration Statement and the Prospectus.

2.	The Company has all requisite limited liability company power and authority to execute and deliver the Indenture and to perform its obligations thereunder. The execution, delivery and performance of the Indenture by the Company have been duly authorized by all necessary limited liability company action on the part of the Company. The Indenture has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery thereof by the Trustee and the Parent Guarantor) constitutes the legal, valid and binding obligation of the Company and the Parent Guarantor, enforceable against the Company and the Parent Guarantor in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity). The Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended.

3.	The Company has all requisite limited liability company power and authority to execute and deliver the Notes and to perform its obligations thereunder. The execution, delivery and performance of the Notes by the Company have been duly authorized by all necessary limited liability company action on the part of the Company. The Notes have been duly executed and delivered by the Company and, when paid for by the Underwriters in accordance with the terms of the Agreement (assuming the due authentication and delivery thereof by the Trustee), will constitute the legal, valid and binding obligations of the Company, be entitled to the benefits of the Indenture and be enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.	The Guarantee, when the Notes have been delivered to and paid for by the Underwriters in accordance with the terms of the Agreement (assuming the due authentication thereof by the Trustee), will constitute the legal, valid and binding obligations of the Parent Guarantor, be entitled to the benefits of the Indenture and be enforceable against the Parent Guarantor in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

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5.	The Company has all requisite limited liability company power and authority to execute and deliver the Agreement and to perform its obligations thereunder. The execution, delivery and performance of the Agreement by the Company have been duly authorized by all necessary limited liability company action on the part of the Company. The Agreement has been duly and validly executed and delivered by the Company.

6.	Based solely on a telephone confirmation by the staff of the Commission, the Registration Statement has become effective under the Securities Act of 1933, as amended (the “Securities Act”), and we are not aware of any stop order suspending the effectiveness of the Registration Statement or of any notice objecting to its use. To our knowledge, no proceedings therefor have been initiated or overtly threatened by the Commission and any required filing of the Prospectus and any supplement thereto pursuant to Rule 424(b) under the Securities Act, and the Issuer General Use Free Writing Prospectus pursuant to Rule 433 under the Securities Act, has been made in the manner and within the time period required by such Rule.

7.	The issuance and sale of the Notes (including the Guarantee), the execution and delivery by the Company and the Parent Guarantor of each of the Operative Documents to which it is a party and the performance by the Company and the Parent Guarantor of their respective obligations thereunder will not conflict with, constitute a default under or violate (i) with respect to the Company, any of the terms, conditions or provisions of the Certificate of Formation of the Company or the Amended and Restated Operating Agreement of the Company or (ii) New York, Delaware limited liability company or federal law or regulation (other than federal and state securities or blue sky laws, as to which we express no opinion in this paragraph).

8.	No consent, approval, waiver, license or authorization or other action by or filing with any New York, Delaware limited liability company or federal governmental authority is required in connection with the issuance and sale of the Notes (including the Guarantee), the execution and delivery by the Company and the Parent Guarantor of each of the Operative Documents to which it is a party, the consummation by the Company and the Parent Guarantor of the transactions contemplated thereby or the performance by the Company and the Parent Guarantor of their obligations thereunder, except for filings and other actions required pursuant to federal and state securities or blue sky laws, as to which we express no opinion in this paragraph.

9.	Neither the Company nor the Parent Guarantor is, and immediately after giving effect to the issuance and sale of the Notes and the application of the proceeds thereof as described in the Prospectus, neither will be, required to register as an “investment company,” under the Investment Company Act of 1940, as amended.

10.	The statements in the General Disclosure Package and the Prospectus under the captions “Description of Notes” and “Description of Debt Securities,” in each case insofar as such statements constitute summaries of the Securities, fairly summarize the Securities in all material respects.

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